Exhibit 10.1

SUMMARY OF FISCAL YEAR 2006 NON-EMPLOYEE DIRECTOR CASH
COMPENSATION

     All directors who are not employees of the Company receive an annual retainer of $20,000 (increased from $15,000 in fiscal year 2005) for serving as a director of the Company. The Chairman of the Board, who is not an employee of the Company, will continue to receive an annual retainer of $50,000 for serving the Board as chairman. The Chairmen of the Audit Committee and Compensation Committee receive annual retainers of $10,000 (increased from $5,000) and $5,000 (increased from $3,000), respectively. The Company also reimburses all directors for travel, lodging and related expenses incurred in attending Board and committee meetings. Directors who are not employees of the Company receive a fee of $1,500 per day (increased from $1,000) for each Board or committee meeting attended in person, and $750 per day (increased from $500) for each Board or committee meeting attended by phone conference, provided that no director shall receive attendance fees with respect to more than two meetings which occur on the same day.